Exhibit 10.14

EMPLOYEE LEASING AGREEMENT

This Agreement is effective as of the lst day of April, 2000, between ACE American Insurance Company (“ACE American”), a Pennsylvania Corporation, and ACE Guaranty Re Inc. (“ACE Guaranty”), a Maryland Corporation.

IN CONSIDERATION of the mutual agreements set forth herein, the parties, each intending to be legally bound, agree as follows:

1.                                       Engagement.  ACE Guaranty shall provide to ACE American staffing services for ACE American’s Financial Solutions division.  Contract employees of ACE Guaranty provided to ACE American hereunder are identified on Exhibit A.  Exhibit A is subject to amendment, from time to time, at the discretion of ACE Guaranty, provided that ACE Guaranty shall notify ACE American of any such amendment.  Such employees identified on Exhibit A as amended from time to time shall be referred to herein as “Workers”.  The Workers are provided solely for the benefit of ace American, on terms and conditions acceptable to ACE Guaranty.  The Workers are and all times remain the sole employees of ACE Guaranty and shall not be considered employees of ACE American.

2.                                       Compensation.  As full compensation to ACE Guaranty for providing the Workers hereunder in accordance with the terms hereof, ACE American shall pay ACE Guaranty five (5) Business Days following written demand, a fee equal to the costs incurred by ACE Guaranty in providing the Workers, which costs shall include (but shall not be limited to) the cost to ACE Guaranty of any cash and non-cash compensation to such Workers, including without limitation medical and other insurance, retirement and other benefits, as well as other perquisites granted to such Workers which customarily are granted to other employees similarly situated.  The payments due from ACE American may be netted against amounts owed at the applicable payment date by ACE Guaranty to ACE American and only the difference, if any, shall be payable.

3.                                       Term.  This agreement shall be in effect from the date above first written until terminated by mutual agreement or either party giving sixty (60) days written notice to the other party.

4.                                       Notices.  Unless the party to be notified otherwise notifies the other party in writing, notices shall be given by overnight mail or courier or by telefax, addressed to such party at its address on the signature page of this agreement.

5.                                       Applicable Law.  This agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, and intending to be bound, the parties hereto have executed this Agreement.

ACE American Insurance Company		ACE Guaranty Re Inc.

By	/s/ William P. Garrigan	By:	/s/ G. A. Egler
Name:	William P. Garrigan	Name:	G. A. Egler
Title:	SVP/CFO	Title	SVP/GEN Counsel
Date: October 10, 2001
Addresses for Notices:		Addresses for Notices:

ACE American Insurance Company 2 Liberty Place TL6H 1601 Chestnut Street P.O. Box 41484 Philadelphia, Pennsylvania 19101-1484 Telefax: (215) 640-5557		ACE Guaranty Re Inc. 1325 Avenue of the Americas New York, New York 10019 Telefax: (212) 459-9180

EXHIBIT A

David Buzen
Dorothy Donald
Alan Roseman
Elizabeth Seda
Michael Canter
Karen Levins
Deborah Aschheim
Richard Sica
Linda Calise
Simon Meers
Matthew Merna
Joyce Bowes
Seth Gillaton
Brian Mulqueen
Jennifer McGrath
Joanne Cullen